UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2014

PHARMAGEN, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9337 Fraser Avenue Silver Spring, MD 20910 (Address of principal executive offices) (zip code)
(204) 898-8160 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On February 24, 2014, we entered into an Original Issue Discount Promissory Note in the amount of one hundred eighty thousand dollars ($180,000). Under the terms of the note, the holder advanced one hundred fifty thousand dollars ($150,000) to us, which will be repaid as follows:

(a) on April 1 and May 1, 2014, we will pay five thousand dollars ($5,000) to the holder, which will be applied against the outstanding principal amount,

(b) in the event we, between the date of the note and the maturity date (October 1, 2015) close on debt or equity financing that, in the aggregate, exceeds fifteen million dollars ($15,000,000), then we will repay the entire unpaid principal amount no later than the date which is one hundred twenty (120) days after the closing of said financing,

(c) in the event any of the principal amount remains unpaid as of June 1, 2014, then we will pay to the holder on the first of each month beginning on June 1, 2014, and continuing until December 31, 2014 (the “Interest Start Date”), an amount equal to seven and one half percent (7.5%) of the gross profit from pharmaceutical sales by our wholly-owned subsidiary, Pharmagen Distribution, LLC for the month prior to the immediately preceding month, with a maximum monthly payment of fifteen thousand dollars ($15,000), until the entire principal amount, plus accrued interest, is repaid in full,

(d) in the event any of the principal amount remains unpaid as of the Interest Start Date, then in addition to any other payments set forth herein, including principal or interest, we will pay to the holder an amount equal to twenty percent (20%) of the gross profit from pharmaceutical sales by our wholly-owned subsidiary, Pharmagen Distribution, LLC, for a period beginning on the Interest Start Date and ending on the later of (i) six (6) months, or (ii) until the entire Principal Amount, plus accrued interest, is repaid in full, and

(e) notwithstanding the above, the entire unpaid principal amount and all accrued but unpaid interest shall be due on the maturity date.

In addition, we issued to the note holder two million (2,000,000) shares of our common stock, restricted in accordance with Rule 144. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, and the investor was accredited, familiar with our operations, and no general solicitation was utilized.

Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective on February 27, 2014, a Certificate of Amendment of Articles of Incorporation will be filed that will increase our authorized common stock from five hundred million (500,000,000) shares to one billion (1,000,000,000) shares.

The increase in authorized was unanimously approved by our Board of Directors on December 20, 2013, and by a majority of our outstanding securities entitled to vote at our annual shareholder meeting held on February 24, 2014.

Item 5.07 Submission of Matters to a Vote of Security Holders.

We held our 2013 Annual Meeting of Shareholders on February 24, 2014, in Silver Spring, Maryland. There were shareholders representing 714,436,931 votes present at the meeting, either in person or by proxy, which represented approximately 84.4% of the 846,666,131 total outstanding votes of the Company, so a quorum was present. The following agenda items set forth in the Company’s 14A Proxy Statement on file with the SEC, were approved:

1. The election of two (2) directors, namely Mackie Barch and Richard A. Wolpow, to serve until the next Annual Meeting of Shareholders and thereafter until a successor is elected and qualified. Both Mr. Barch and Mr. Wolpow were directors prior to the meeting. The shares voting on this agenda item were voted as follows:

Director	Votes For	Votes Against	Votes Withheld	Abstentions	Broker Non-Votes

Mackie Barch	637,869,675	-0-	4,679,253	-0-	71,888,003
Richard A. Wolpow	639,189,408	-0-	3,359,520	-0-	71,888,003

2. An amendment to our Articles of Incorporation to increase the authorized common stock to one billion (1,000,000,000) shares. The shares voting on this agenda item were voted follows:

Votes For	Votes Against	Votes Withheld	Abstentions	Broker Non-Votes

700,200,110	13,050,121	-0-	984,270	-0-

3. To approve an amendment to our Articles of Incorporation to effectuate a reverse split of our common stock, in an amount to be determined at a future date by our Board of Directors up to 1-for-30, and to simultaneously decrease the authorized common stock to one hundred million (100,000,000) shares, all to be effectuated at a future date as determined by our Board of Directors. The shares voting on this agenda item were voted follows:

Votes For	Votes Against	Votes Withheld	Abstentions	Broker Non- Votes

698,230,367	15,553,459	-0-	653,104	-0-

4. To approve the Pharmagen, Inc. 2014 Employee Securities Plan. The shares voting on this agenda item were voted follows:

Votes For	Votes Against	Votes Withheld	Abstentions	Broker Non- Votes

636,244,635	5,776,148	-0-	528,145	71,888,003

5. To approve the Pharmagen, Inc. 2014 Officer and Director Securities Plan. The shares voting on this agenda item were voted follows:

Votes For	Votes Against	Votes Withheld	Abstentions	Broker Non- Votes

635,446,207	6,521,444	-0-	581,277	71,888,003

6. To ratify the appointment of M&K CPAS, PLLC, as independent auditors of the Company’s financial statements for the fiscal year ended December 31, 2013. The shares voting on this agenda item were voted follows:

Votes For	Votes Against	Votes Withheld	Abstentions	Broker Non- Votes

711,104,344	2,469,992	-0-	862,595	-0-

A more detailed description of each agenda item at the 2013 Annual Shareholders Meeting can be found in our Schedule 14A Proxy Statement filed with the Securities and Exchange Commission on January 2, 2014.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Amendment to Articles of Incorporation

10.1	Original Issue Discount Promissory Note dated February 24, 2014

10.2	Securities Purchase Agreement dated February 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pharmagen, Inc.

Dated: February 25, 2014		/s/ Mackie Barch
	By:	Mackie Barch
	Its:	President and Chief Executive Officer